Filed pursuant to Rule 433

December 7, 2017

Relating to

Preliminary Prospectus Supplement dated December 7, 2017 to

Prospectus dated January 26, 2017

Registration Statement No. 333-213765-04

Duke Energy Florida, LLC

$400,000,000 2.10% Amortizing Senior Notes due 2019

Pricing Term Sheet

Issuer:	Duke Energy Florida, LLC

Trade Date:	December 7, 2017

Settlement Date:	December 12, 2017; T + 3

Ratings (Moody’s/S&P)*:	A3/A- (stable/stable)

Security Description:	2.10% Amortizing Senior Notes due 2019 (the “Notes”)

Principal Amount:	$400,000,000

Maturity Date:	December 15, 2019

Price to Public:	100.00% per Note, plus accrued interest, if any, from December 12, 2017

Coupon:	2.10%

Benchmark Treasury:	1.750% due November 30, 2019

Benchmark Treasury Price/Yield:	99-28+/1.806%

Spread to Benchmark Treasury:	+29.4 bps

Yield to Maturity:	2.10%

Interest Payment Dates:	March 15, June 15, September 15 and December 15 (each, a “Payment Date”), beginning on March 15, 2018

Principal Repayments:	Principal will be payable quarterly in eight equal installments of $50,000,000 on each Payment Date, beginning on March 15, 2018.

CUSIP / ISIN:	26444H AD3 / US26444HAD35

Joint Book-Running Managers:	Citigroup Global Markets Inc.

UBS Securities LLC

Co-Manager:	CastleOak Securities, L.P.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at (800) 831-9146 or UBS Securities LLC toll-free at (888) 827-7275.